UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. __)*

                           IMMTECH INTERNATIONAL, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    452519101
                                 (CUSIP Number)

                                    JAMES NG
                              RADE MANAGEMENT CORP.
                        ONE NORTH END AVENUE, SUITE 1111
                            NEW YORK, NEW YORK 10282
                                 (212) 791-2888

                                with a copy to:

                                 JOHN F. FRITTS
                          CADWALADER, WICKERSHAM & TAFT
                                 100 MAIDEN LANE
                          NEW YORK, NEW YORK 10038-4892
                                 (212) 504-6000
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                 APRIL 29, 1999
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ] Rule 13d-1(b)

       [X] Rule 13d-1(c)

       [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 452519101                   13G                     PAGE 2 OF 5
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1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF PERSON (ENTITIES ONLY)

     RADE MANAGEMENT CORP.
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(A)[ ]
                                                                        (B)[ ]

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3    SEC USE ONLY


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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
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                5     SOLE VOTING POWER

                      975,000*
   NUMBER OF    ----------------------------------------------------------------
    SHARES      6     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY           0
     EACH       ----------------------------------------------------------------
   REPORTING    7     SOLE DISPOSITIVE POWER
    PERSON
     WITH             975,000
                ----------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER

                      0
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9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       975,000
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10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
       Instructions) [ ]

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11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       15.7%
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12     TYPE OF REPORTING PERSON (See Instructions)

       CO
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* All Shares of beneficially owned Common Stock filed under this Schedule 13G are Warrants, immediately exercisable, and are convertible on a one Warrant for one Share of Common Stock basis.

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CUSIP No. 452519101                   13G                     PAGE 3 OF 5
---------------------                                        ------------------


ITEM 1(A).  NAME OF ISSUER.

            IMMTECH INTERNATIONAL, INC.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

            150 Fairway Drive
            Suite 150
            Vernon Hills, Illinois  60061

ITEM 2(A).  NAMES OF PERSON FILING.

            RADE MANAGEMENT CORP.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

            One North End Avenue, Suite 1111
            New York, New York  10282

ITEM 2(C).  CITIZENSHIP.

            Domestic

ITEM 2(D).  TITLE OF CLASS OF SECURITIES.

            Common Stock

ITEM 2(E).  CUSIP NUMBER.

            452519101

ITEM 3.

            If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

            (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
78c).

            (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

            (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

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CUSIP No. 452519101                   13G                     PAGE 4 OF 5
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            (e) [ ] An investment adviser in accordance with
ss.240.13d-1(b)(1)(ii)(E);

            (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

            (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

            (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to ss.240.13d-1(c), check this box [X].

ITEM 4.     OWNERSHIP.

            (a) Amount beneficially owned:                       975,000 shares

            (b) Percent of class:                                         15.7%

            (c) Number of shares as to which the person has:

                (i)   Sole power to vote or to direct the vote:         975,000
                (ii)  Shared power to vote or to direct the vote:             0
                (iii) Sole power to dispose or to direct the
                      disposition of:                                   975,000
                (iv)  Shared power to dispose or to direct the
                      disposition of:                                         0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following: [ ]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Inapplicable.

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CUSIP No. 452519101                   13G                     PAGE 5 OF 5
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ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Inapplicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Inapplicable.

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    February 14, 2000


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       RADE MANAGEMENT CORP.



                                       By: /S/ JAMES NG
                                           ------------------------------------
                                           Name:   James Ng
                                           Title:  President



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  ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                   CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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